Exhibit 16.1

De Joya Griffith and Company, LLC
Certified Public Accounts and Consultants
2425 West Horizon Ridge Parkway
Henderson, NV 89052

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street NW
Washington, DC 20549


December 1, 2005


Re:  Dismissal as Auditor of Oak Ridge Micro-Energy, Inc


Dear Sirs

We have reviewed Item 4 of the Company's report on Form 8-K regarding our dismissal as auditor and are in agreement with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

   Yours truly,

   /s/ Joya Griffith and Company, LLC

   De Joya Griffith and Company, LLC